                                                               EXHIBIT (a)(1)(H)

   This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated
     September 13, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. The Purchaser (as defined below) may, however, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
             (INCLUDING THE RELATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF

                           ENGINEERING ANIMATION, INC.

                                       AT

                              $13.75 NET PER SHARE

                                       BY

                          UGS ACQUISITION CORPORATION,
                          A WHOLLY-OWNED SUBSIDIARY OF

                           UNIGRAPHICS SOLUTIONS INC.

         UGS Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Unigraphics Solutions Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Engineering Animation, Inc., a Delaware corporation (the "Company"), and the related rights to purchase shares of the Series A Junior Participating Preferred Stock of the Company (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Company Rights Plan, dated as of January 1, 1996, by and between the Company and First Chicago Trust Company of New York, as Rights Agent, at a price of $13.75 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Tendering stockholders who have Shares registered in their names and who tender directly to First Chicago Trust Company of New York, as exchange agent (the "Exchange Agent"), will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated,

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which is acting as dealer manager for the offer (the "Dealer Manager"), the
Exchange Agent and D.F. King & Co., Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. Following the consummation of the Offer, the Purchaser intends to effect the Merger described below.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON WEDNESDAY, OCTOBER 11, 2000, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES WHICH WOULD REPRESENT AT LEAST A MAJORITY OF THE SHARES ON A FULLY DILUTED BASIS (INCLUDING, WITHOUT LIMITATION, ALL SHARES ISSUABLE UPON CONVERSION OF ANY CONVERTIBLE SECURITIES OR UPON EXERCISE OF ANY OPTIONS, WARRANTS OR OTHER RIGHTS) (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), OR ANY COMPARABLE LAW IN NON-U.S. JURISDICTIONS. THE OFFER IS ALSO SUBJECT TO THE ADDITIONAL CONDITIONS CONTAINED IN SECTION 14 OF THE OFFER TO PURCHASE.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated September 5, 2000 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The purpose of the Offer is to enable Parent and Purchaser to acquire control of, and the entire equity interest in, the Company. Pursuant to the Merger Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation. At the effective time of the Merger, each Share then outstanding, other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or Purchaser and (iii) stockholders who have properly exercised their dissenters' rights under the DGCL, will be canceled and converted automatically into the right to receive $13.75 in cash, or any higher price per Share paid in the Offer, without interest.

         In connection with the Merger Agreement, certain executive officers of the Company who own Shares have executed a Stockholders Agreement, pursuant to which each such person has agreed to tender all Shares he owns pursuant to the Offer, and in any event to vote in favor of the Merger Agreement and the Merger and against certain competing proposals to purchase the Company with respect to any Shares such officer or director may own as of the record date of a stockholder's meeting at which such matters will be considered.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE

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ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS
AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT THERETO.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral followed by written notice to the Exchange Agent of Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Exchange Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. Under no circumstances will interest on the purchase price of Shares be paid by the Purchaser because of any extension of the Offer or delay in making any payment. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates representing such Shares or timely confirmation of the book-entry transfer of such Shares into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

         If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration. The term "Expiration Date" means 12:00 midnight, Eastern time, on Wednesday, October 11, 2000, unless and until Purchaser, in accordance with the terms of the Offer and subject to the limitations in the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the time and date at which the Offer, as so extended by Purchaser, will expire. Any such extension will be followed by a public announcement thereof by no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such Shares. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to Public Relations Newswire.

         Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Purchaser may, subject to certain conditions, include a subsequent offering period following the expiration of the Offer. A subsequent offering period, if one is included, is not an extension of the Offer. A subsequent offering period would be an additional period of time, following the expiration of the Offer, within which stockholders may tender Shares not tendered in the Offer. Purchaser does not currently intend to include a subsequent offering period in the Offer, although it reserves the right to do so in its sole discretion.
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         Except as otherwise provided below or as provided by applicable law, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after November 11, 2000. A withdrawal of a share of Common Stock will also constitute a withdrawal of the related Right. Rights may not be withdrawn unless the related shares of Common Stock are also withdrawn.

         To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of the Offer to Purchase or to fax numbers 781-575-4826 or 781-575-4827. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Exchange Agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Exchange Agent and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in the Offer, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

         Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Offer. No withdrawal rights will apply to Shares tendered during any subsequent offering period and no withdrawal rights apply during any such subsequent offering period with respect to shares tendered in the Offer and accepted for payment.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

         The receipt of cash in exchange for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash in exchange for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference (if any) between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of the exchange. All stockholders should consult with their tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and

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effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see
Section 5 of the Offer to Purchase.

         The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent or the Dealer Manager, at their respective addresses and telephone numbers set forth below, and copies will be furnished promptly at Purchaser's expense. Purchaser will not pay any fees or commissions to any broker or dealer or other person other than the Exchange Agent, the Dealer Manager and the Information Agent for soliciting tenders of Shares pursuant to the Offer.


                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.
                                 77 Water Street
                               New York, NY 10005
                                 1-888-242-8156

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER
                        Morgan Stanley & Co. Incorporated
                                  1585 Broadway
                               New York, NY 10036
                                 (212) 761-7513
September 13, 2000